MINE SAFETY DISCLOSURES

Our activities at the Permitted Mine Area of the Columbus Project are subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) and the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). Our wholly owned subsidiary, Columbus S.M., LLC (“Columbus SM”) is the “operator” for our activities at the Permitted Mine Area.

The following disclosure is provided pursuant to Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 104 of Regulation S-K.

Citations, Notices, Orders, Fatalities and Assessments Under the Mine Act

Quarter Ended September 30, 2016[1]
Received
								Received	Notice of
	Total # of				Total # of	Total $ Value		Notice of	Potential
	“Significant	Total # of	Total # of	Total # of	Imminent	of Proposed	Total	Patterns of	Patterns of
	and	Orders	Citations	Flagrant	Danger	MSHA	Number of	Violations	Violations
	Substantial”	Issued	and Orders	Violations	Orders	Assessments	Mining	Under	Under
Mine / MSHA ID	Violations	Under	Under	Under	Under	Under Mine	Related	s.104(e)	s.104(e)
Number	Under s.104	s.104(b)	s.104(d)	s.110(b)(2)	s.107(a)	Act	Fatalities	(Yes/No)	(Yes/No)

Columbus Project (Mine ID: 601674)	0	0	0	0	0	0	0	No	No

1.

No citations were received during the three months ended September 30, 2016. A total of 6 citations were issued to us by MSHA during the six months ended June 30, 2016, one of which was determined to be significant and substantial. No other citations were received during fiscal 2016. A total of 3 citations were issued to us by MSHA during the three months ended March 31, 2017, two of which was determined to be significant and substantial.

Pending Legal Actions Before the Federal Mine Safety and Health Review Commission (the “FMSHRC”)

Quarter Ended September 30, 2016
	Total # of Legal	Total # of Legal	Total # of Legal
	Actions Pending as of	Actions Instituted	Actions Resolved
Mine / MSHA ID Number	Last Day of Period	During Period	During Period

Columbus Project (Mine ID: 601674)	0	0	0